Exhibit 10.47
May 19, 2006
Mr. Richard H. Lussier
c/o Solexa, Inc.
25861 Industrial Blvd.
Hayward, CA 94545
Dear Rich:
     We are pleased to offer you a position as Vice President of Sales at Solexa on the following terms:
     You will report to John West, CEO and you will be a member of the Executive Management Team. Your starting salary will be $20,000.00 per month (equivalent to an annual salary of $240,000), less payroll deductions and all required withholdings. We will also grant you a stock option, upon approval of the Board of Directors, in the amount of 75,000 shares pursuant to the Company’s 2005 Equity Incentive Plan. The exercise price will be the closing sales price as quoted on the Nasdaq National Market System (“Nasdaq”) on the last market trading day prior to the day of determination. You will also be eligible to participate in the Company’s bonus plan at a target rate of 30%. This plan will be presented under separate cover. In addition, we are establishing certain sales-function related company policies for which you will also be eligible. The following standard Company benefits will be detailed for you during your employee orientation: medical insurance, vacation, sick leave and holidays. A summary of the benefit plans is enclosed.
     Your employment with Solexa is at-will, meaning that you may terminate your employment at any time and for any reason whatsoever simply by notifying Solexa. Likewise, Solexa may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Solexa also retains its discretion to make all other decisions concerning your employment (e.g. transfers, job responsibilities, compensation or any other managerial decisions) with or without good cause. This at-will employment relationship cannot be changed except in writing, signed by a Company officer.
     The employment terms in this letter constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment and these terms supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

On your first day at Solexa, you will be required to sign the documents listed below:
1.	Proprietary Information and Inventions Agreement. Signing this agreement is a condition of employment. A copy has been enclosed for your review.
2.	Employment Eligibility Verification (I-9) Form. In compliance with the Immigration Reform and Control Act of 1986, you will be required to complete this form and provide us with original documentation as outlined in Section 2 (copy enclosed) to verify your identity and eligibility for employment in the United States. It is very important that you remember to bring the necessary identification documents on your first day.
If you have any questions, please contact Kathy San Roman at 510-670-9306.
Welcome to Solexa Inc. We look forward to working with you.
Sincerely,
/s/ John West
John West
Chief Executive Officer
/enclosures
     Please sign below indicating your acceptance of this offer of employment, and return the original to our office by May 26, 2006 in the enclosed self-addressed, stamped envelope.

Richard H. Lussier	/s/ Richard H. Lussier

Name (PRINT)	Signature

26 May 2006	week of 19 June 2006

Date of Signing	Start Date